EXHIBIT 5.1

GREENBERG TRAURIG
MetLife Building
200 Park Avenue, 15th Floor
New York, New York  10166

April 6, 2009

K-Kitz, Inc.
1630 Integrity Drive East
Columbus, Ohio 43209

Ladies and Gentlemen:

We are acting as counsel to K-Kitz, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1, filed on April 6, 2009 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), covering up to 2,000,000 shares of the Company's common stock, par value $0.000001 per share (the "Shares").

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed.  In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies.  As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, we are of the opinion that the Shares have been, or when issued, delivered and paid for will be, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Opinion" in the Prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Greenberg Traurig, LLP

GREENBERG TRAURIG, LLP